                                                                    Exhibit 10.2

                        Summary of Director Compensation

     Currently, each director who is not an employee of Platinum Underwriters Holdings, Ltd. (the "Company") (other than Mr. Newman) receives an annual retainer of $35,000. In order to attract and retain qualified directors, commencing with the 2006 Annual General Meeting of Shareholders (the "Annual Meeting"), this annual retainer will be increased to $75,000. In addition, the Chairman of the Audit Committee receives $20,000 per year, and each member of that committee receives $10,000 per year. The Chairmen of the Compensation and Governance Committees each receive $15,000 per year, and each member of the Compensation, Governance and Executive Committees who is not an employee of the Company receives $7,500 per year. Each nonemployee director (other than Mr. Newman) also receives $2,500 for attendance at each meeting of the Board and of any committee of which he is a member, other than the Preferred Dividend Committee, for which no fees are paid.

     Commencing with the Annual Meeting, each nonemployee director (other than Mr. Newman) who is elected at an Annual General Meeting of Shareholders, will receive on such date restricted share units under the 2002 Share Incentive Plan (or, if approved by the shareholders at the Annual Meeting, the 2006 Share Incentive Plan) equal to the number of Common Shares that could have been purchased with $40,000, based upon the closing price of the Common Shares on the business day immediately preceding the date of such grant. These restricted share units will convert on a one-to-one basis into Common Shares on the date that is the earlier of one year following the date of grant or the date of the next Annual General Meeting of Shareholders provided that the director continues to serve on the Board through the date of conversion. These awards of restricted share units are in lieu of options to purchase 5,000 Common Shares with an exercise price equal to the price of the Common Shares on the business day immediately preceding the date of grant, which had been granted annually to the non-employee directors (other than Mr. Newman) through the 2005 Annual General Meeting of Shareholders.

     On October 27, 2005, the Company amended and restated its letter agreement with Mr. Newman dated March 1, 2002, as amended on June 14, 2002, pursuant to which Mr. Newman agreed to continue to serve as Chairman of the Board (the "Amended Newman Agreement"). The term of the Amended Newman Agreement commenced on November 1, 2005 and shall end on November 1, 2007 (which date may be automatically extended from year to year, unless written notice is provided by the Company or Mr. Newman, at least six months prior to the end of the term, that the term shall not be extended). Pursuant to the Amended Newman Agreement, the Company shall use its best reasonable efforts to nominate Mr. Newman for election to the Board at each Annual General Meeting of Shareholders held during the term of the Amended Newman Agreement and to cause Mr. Newman to be appointed Chairman of the Board. The Amended Newman Agreement provides that Mr. Newman, as Chairman of the Board, shall be entitled to receive an annual fee of $275,000 payable in equal quarterly installments and that the Company shall indemnify Mr. Newman and make permitted advances to him, to the fullest extent permitted by law, if he is made or threatened to be made a party to a proceeding by reason of his being or having been a director of the Company or any of its subsidiaries or affiliates or his having served any other enterprise as a director at the request of the Company. Mr. Newman is also entitled to benefit from any directors and officers insurance coverage maintained by the Company for the benefit of its directors and officers to the same extent as the officers and other directors of the Company so benefit.

     Pursuant to the Share Unit Plan for Nonemployee Directors (the "Share Unit Plan"), 50% of all fees earned by a director who is not an employee of the Company or any of its affiliates (including retainer fees, meeting fees and committee fees) during each calendar quarter are automatically converted into that number of share units equal to the number of Common Shares which could have been purchased with such fees, based upon the closing price of the Common Shares on the last day of the calendar quarter. In addition to the 50% mandatory conversion, each nonemployee director may elect to have up to a total of 100% of his fees converted into share units, provided the election is made before the start of the calendar year in which the fees are earned. A nonemployee director will receive a distribution under the Share Unit Plan in respect of his share units upon the expiration of five calendar years following the year in which he was credited with such share units or upon termination of his service on the Board, if earlier, each such share unit valued at the closing price of one Common Share on the date of such expiration or termination. Each distribution under the Share Unit Plan will be made, at the discretion of the Board, either in cash or Common Shares or a combination thereof. The Share Unit Plan provides that a total of 150,000 Common Shares may be issued thereunder.

     Under the 2002 Share Incentive Plan, an option to purchase 25,000 Common Shares was granted to Messrs. Baldwin, Bank, Carmichael and Pruitt and an option to purchase 975,000 Common Shares was granted to Mr. Newman effective upon completion of the Initial Public Offering. The exercise price of these options is $22.50 per Common Share, the offering price of the Common Shares in the Initial Public Offering. Each option has a ten-year term and is exercisable in three equal annual installments beginning November 1, 2003. Upon his election to the Board at the 2005 Annual General Meeting of Shareholders held on April 26, 2005, Mr. Deutsch received an option to purchase 25,000 Common Shares with an exercise price of $27.40 per Common Share, the closing price of the Common Shares on the business day immediately preceding such date. This option has a ten-year term and is exercisable in three equal installments beginning on April 26, 2006.